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Exhibit 4(m) Subordinated Guarantee


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                           SUBORDINATED MVA GUARANTEE

     SUBORDINATED MVA GUARANTEE (the "Subordinated Guarantee") dated as of January 4, 2010, by MANULIFE FINANCIAL CORPORATION, a corporation organized under the laws of Canada (the "Guarantor"), in connection with certain deferred combination fixed and variable annuity contracts (hereinafter, the "Contracts") issued by JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY prior to its merger with JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a stock life insurance company existing under the laws of the State of Michigan ("JHUSA").

                                   WITNESSETH:

     WHEREAS, JHUSA is the successor issuer of Contracts that offer holders thereof the option to earn a guaranteed fixed return for specified periods, which would result in such holders receiving certain guarantee period interests; and

     WHEREAS, the offer and sale of certain of such guarantee period interests by JHUSA will be registered under the Securities Act of 1933 by JHUSA and the issuance of this Subordinated Guarantee will be registered under the Securities Act of 1933 by the Guarantor; and

     WHEREAS, this Subordinated Guarantee uses the term "Guarantee Period" to refer to any of the aforementioned specified periods that are applicable to guarantee period interests that are sold pursuant to such a registered offering and commence on or after the date hereof; and

     WHEREAS, this Subordinated Guarantee is intended to enable JHUSA to be exempt from filing certain periodic reports under the Securities Exchange Act of 1934, which will relieve JHUSA of costs and inconvenience; and

     WHEREAS, as the indirect owner of all of JHUSA's outstanding stock, the Guarantor also will indirectly benefit from JHUSA's exemption from reporting;

     NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

     SECTION 1. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, as a principal and not merely as a surety, the full and punctual payment when due of all amounts payable by JHUSA from a Guarantee Period to any holder, owner, annuitant or beneficiary under any Contract creating such interest, to any successor, legatee, heir, or assignee of any such person, to any other account or option under the Contract, or to any other account of any such person (all of the foregoing persons, accounts and options being referred to herein as "Payees"). For this purpose, amounts payable by JHUSA to a Payee from a Guarantee Period

     (a) upon a full or partial transfer, withdrawal, surrender, maturity, annuitization, loan or other similar removal of assets will be the net amount of assets so removed, after (i) increase for any interest or positive market value adjustment that would be credited to a Payee under the terms of the Contract for the transaction in question and
          (ii) reduction for any interest, fees, charges, outstanding loans, and negative market value adjustments that would be charged against a Payee under the terms of the Contract for the transaction in question; or

     (b) upon payment of any other amount as a consequence of the death of any owner, holder, or annuitant under a Contract, will be an amount equal to the Contract's account value then allocated to one or more Guarantee Periods, increased by any accrued but uncredited interest attributable thereto and any positive market value adjustment that would have been payable upon any surrender of the Contract at that time.


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     SECTION 2. Gross Up. All payments made by the Guarantor to any Payee under this Subordinated Guarantee shall be made in full, free of and without withholding or deduction for, or on account of, any present or future Canadian Taxes (as defined below) (other than Excluded Taxes, as defined below) unless the withholding or deduction of such taxes by the Guarantor is required by law or by the administration or interpretation of such law and provided that, if the Guarantor shall be required by law to deduct or withhold any Canadian Taxes (other than Excluded Taxes) from or in respect of any payment or sum payable to the Payees, the payment or sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section) the Payee receives an amount equal to the sum it would have received if no deduction or withholding had been made (the "Guarantor Additional Amounts"), and the Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.

     For the purposes of this Section, "Canadian Taxes" means "any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Government of Canada, or any province, territory or political subdivision thereof, or any authority therein or thereof having power to tax" and "Excluded Taxes" means any Canadian Taxes which are imposed on a Payee with respect to any Contract: (a) by or on behalf of a Payee who is liable for such taxes, duties, assessments or governmental charges in respect of such Contract (i) by reason of his being a person with whom JHUSA or the Guarantor is not dealing at arm's length for the purposes of the Income Tax Act (Canada), or
(ii) by reason of his having a connection with Canada or any province or territory thereof other than the mere holding, use or ownership or deemed holding, use or ownership of such Contract; (b) by or on behalf of a Payee who would not be liable for or subject to such withholding or deduction by making a claim for exemption to the relevant tax authority; or (c) more than 10 days after the Relevant Date (as defined below) except to the extent that the Payee thereof would have been entitled to Guarantor Additional Amounts on presenting the same for payment on the last day of such period of 10 days. For the purposes of this Section, "Relevant Date" means the date on which such payment first becomes due.

     SECTION 3. Guarantee Absolute. The Guarantor agrees that this Subordinated Guarantee is a guarantee of payment and not of collection or collectibility, and that the obligations of the Guarantor hereunder shall be primary, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of JHUSA under the Contracts, or by operation of law or otherwise;

     (ii) any modification, amendment, supplement, endorsement or rider to the Contracts;

     (iii) any change in the corporate existence, structure or ownership of JHUSA, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting JHUSA or its assets or any resulting release or discharge of any obligation of JHUSA contained in the Contracts;

     (iv) the existence of any defense, claim, set-off or other rights which the Guarantor may have at any time against JHUSA, or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim or with respect to obligations of the Guarantor other than obligations hereunder;

     (v) any invalidity or unenforceability relating to or against JHUSA for any reason under the Contracts, or any provision of applicable law or regulation purporting to prohibit the payment by JHUSA of any amount payable by JHUSA under the Contracts; or

     (vi) any other act or omission to act or delay of any kind by JHUSA or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

     SECTION 4. Representations and Warranties. The Guarantor hereby represents and warrants that:


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     (a) Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Subordinated Guarantee is within the Guarantor's powers, has been duly authorized by all necessary action, requires no action by or in respect of, or filing with, any governmental body, agency or official to be effective and does not contravene, or constitute a default under, any provision of applicable law or regulation, as amended from time to time, or the Letters Patent of Incorporation or by-laws of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in or require the creation or imposition of any lien on any asset of the Guarantor.

     (b) Binding Effect. This Subordinated Guarantee constitutes a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

     SECTION 5. Enforcement of Guarantee. Without limiting any other provision of this Subordinated Guarantee, in no event shall any Payee have any obligation to proceed against JHUSA or any other person or property before seeking satisfaction from the Guarantor. Any Payee may enforce the Subordinated Guarantee directly against the Guarantor, subject to no preconditions other than failure by JHUSA to pay when due any guaranteed amount.

     SECTION 6. Waiver. Without limiting any other provision of this Subordinated Guarantee, the Guarantor hereby irrevocably waives promptness, diligence, or notice of acceptance hereof, presentment, demand, protest and any and all other notice not provided for herein and any requirement that at any time a Payee or any other person exhaust any right or take any action against JHUSA and any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of the Guarantor or that might otherwise limit recourse against the Guarantor.

     SECTION 7. Compliance with Regulation S-X. This Subordinated Guarantee shall be interpreted in such a manner that the Subordinated Guarantee will be "full and unconditional" as those words are used in Rule 3-10 of Regulation S-X of the United States Securities and Exchange Commission, as currently in effect, and as they may be amended from time to time. Payees shall automatically have any additional rights and remedies against the Guarantor that may be necessary to yield that result.

     SECTION 8. No Waiver; Remedies. No failure on the part of a Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9. Continuing Guarantee; Reinstatement in Certain Circumstances. This Subordinated Guarantee is a continuing guarantee and the Guarantor's obligations hereunder shall (i) remain in full force and effect until the indefeasible payment in full of all amounts payable by JHUSA from all Guarantee Periods and (ii) be binding upon the Guarantor and its successors and assigns. If at any time any payment by JHUSA of any amounts payable by JHUSA from any Guarantee Period is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of JHUSA or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     SECTION 10. Termination. The Guarantor may terminate this Subordinated Guarantee as it would apply to any Guarantee Period commencing after the effective termination date (the "Termination Date") by giving written notice to JHUSA and the holders of outstanding Contracts at least 14 days prior to the effective Termination Date specified in such notice. The termination of this Subordinated Guarantee with respect to Guarantee Periods commencing after the effective Termination Date shall not in any way affect, modify, alter or amend the Guarantor's continuing obligations with respect to Guarantee Periods commencing prior to the effective Termination Date.

     SECTION 11. Successor Guarantor. In the event of any amalgamation or consolidation by the Guarantor with or merger by the Guarantor into any other corporation or any transaction involving the transfer of all or substantially all of the Guarantor's assets to any corporation or other entity and which as a matter of law or contract results in the successor corporation or entity becoming bound by or assuming the


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Guarantor's obligations under this Subordinated Guarantee, such successor corporation or other entity formed by such amalgamation or consolidation or into which the Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Subordinated Guarantee, with the same effect as if it had been named herein as the Guarantor, and thereafter, the predecessor corporation or entity shall be relieved of all obligations and covenants under this Subordinated Guarantee.

     SECTION 12. Stay of Time Of Payment. Without limiting any other provision of this Subordinated Guarantee, if the time for payment of any amount payable by JHUSA under a Contract is stayed upon the insolvency, bankruptcy or reorganization of JHUSA, all such amounts otherwise subject to payment under the terms of this Subordinated Guarantee shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Payee.

     SECTION 13. Subordination. The obligations under this Subordinated Guarantee shall be unsecured obligations of the Guarantor, and shall be subordinated in right of payment in the event of bankruptcy, liquidation, dissolution, winding up or reorganization, or upon the acceleration of any senior indebtedness of the Guarantor and shall be subordinate in right of payment to the prior payment in full of all other obligations of the Guarantor except for other guarantees or obligations of the Guarantor which by their terms are designated as ranking equally in right of payment with or subordinate to this Subordinated Guarantee.

     SECTION 14. Governing Law. This Subordinated Guarantee shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     SECTION 15. Agent for Service; Submission to Jurisdiction: Waiver of Immunities. The Guarantor: (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed John Hancock Life Insurance Company (U.S.A.), 601 Congress Street, Boston, Massachusetts 02210, as authorized agent for service (the "Agent for Service") upon whom process may be served in any legal action or proceeding against it arising out of or in connection with this Subordinated Guarantee that may be instituted in any state or federal court located in the City of Boston, Massachusetts (a "Massachusetts Court"); (ii) acknowledges that the Agent for Service has accepted such designation; and (iii) agrees that service of process upon the Agent for Service shall be deemed in every respect effective service of process upon the Guarantor in any such action or proceeding.

     The Guarantor irrevocably: (i) agrees that any legal action or proceeding against it arising out of or in connection with this Subordinated Guarantee or for recognition or enforcement of any judgment rendered against it in connection with this Subordinated Guarantee may be brought in any Massachusetts Court; (ii) agrees that by execution and delivery of this Subordinated Guarantee, the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of any Massachusetts Court in personam, generally and unconditionally with respect to any such action or proceeding for itself and in respect of its property, assets and revenues; (iii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any Massachusetts Court and any claim that any such action or proceeding has been brought in an inconvenient forum.

     SECTION 16. Severability. Any provision of this Subordinated Guarantee which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 17. Entire Agreement. This Subordinated Guarantee embodies the entire undertaking of the Guarantor with respect to the subject matter hereof and supersedes any prior written or oral agreements and understandings relating to the subject matter hereof.


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     IN WITNESS WHEREOF, the Guarantor has caused this Subordinated Guarantee to be duly executed and delivered by its officer thereunto duly authorized as an instrument under seal as of the date first above written.

                                        MANULIFE FINANCIAL CORPORATION


                                        By: /s/ Michael W. Bell
                                            ------------------------------------
                                        Name: Michael W. Bell
                                        Title: Senior Executive Vice
                                               President and Chief Financial
                                               Officer


                                        By: /s/ Peter J. Levitt
                                            ------------------------------------
                                        Name: Peter J. Levitt
                                        Title: Executive Vice President and
                                               Treasurer


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